UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2003

Exact name of registrant as specified in its charter
Commission	and principal office address and telephone	State of	I.R.S. Employer
File Number	number	Incorporation	I.D. Number

1-16163	WGL Holdings, Inc. 101 Constitution Ave, N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912

0-49807	Washington Gas Light Company 101 Constitution Ave, N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None

ITEM 5. OTHER EVENTS

Virginia Regulatory Matters

Application for annual revenue increase

     On June 14, 2002, Washington Gas Light Company (Washington Gas or the Company), a wholly owned subsidiary of WGL Holdings, Inc., filed an application with the State Corporation Commission of Virginia (SCC of VA) to increase annual revenues in Virginia. The Shenandoah Gas Division of Washington Gas was included in the application. The application requested an increase in annual revenues of approximately $23.8 million. Washington Gas requested an overall rate of return of 9.42 percent and a return on common equity of 12.25 percent versus the currently authorized return on common equity of 11.50 percent for Washington Gas and 10.7 percent for the Shenandoah Gas Division. Washington Gas also requested approval of an Incentive Rate Plan (IRP), which included a 50/50 sharing between customers and Washington Gas of weather-normalized, Virginia-regulated earnings 100 basis points above or below the SCC of VA’s authorized return on equity. The IRP proposed no change in the method of recovering the cost of natural gas incurred by Washington Gas.

     On November 15, 2002, the Staff of the SCC of VA (VA Staff) filed testimony in response to Washington Gas’ presentation. The VA Staff took the position that Washington Gas’ revenues were sufficient and did not need to be revised, but recommended that operating revenues for the Shenandoah Gas Division be decreased by $1.4 million. The VA Staff’s estimate of the cost of equity for Washington Gas, including the Shenandoah Gas Division, ranged between 9.50 percent and 10.50 percent. The VA Staff recommended the SCC of VA adopt a 10.0 percent return on equity for Washington Gas including the Shenandoah Gas Division. Washington Gas filed rebuttal testimony in this proceeding on December 4, 2002. Hearings were held the week of December 16, 2002. At the hearing, Washington Gas withdrew the IRP from consideration in that proceeding but reserved the right to propose a performance-based rate plan in a future rate case. The other parties agreed to leave the case-record open to permit Washington Gas to submit by January 10, 2003, the actuarial studies that support the reasonableness of the updated Pension and Other Post-Employment Benefits (OPEB) expenses proposed by Washington Gas. On Janurary 7, 2003, Washington Gas submitted the actuarial studies to support its rate request.

     On January 30, 2003, the VA Staff filed a motion that requested acceptance of the VA Staff’s comments and accompanying schedules that reflected revisions to the VA Staff’s original position. Based on its review of additional financial data and actuarial studies, the VA Staff supported the Pension and OPEB costs requested by Washington Gas. After revisions to reflect Washington Gas’

proposed Pension and OPEB costs, the VA Staff supported an operating revenue increase of $5.0 million for Washington Gas and an operating revenue reduction of $1.2 million for the Shenandoah Gas Division.

     Under the regulations of the SCC of VA, Washington Gas placed the proposed general revenue increase into effect on November 12, 2002, subject to refund pending the SCC of VA’s final decision in the proceeding. Since then, Washington Gas has recorded a provision for rate refunds in each period representing the refund required based on management’s judgment of the rate case outcome.

     On September 16, 2003 the Chief Hearing Examiner issued a report recommending that the SCC of VA adopt the Chief Hearing Examiner’s findings for an increase in gross annual revenues of $5.7 million. The Chief Hearing Examiner’s recommendations and conclusions are based on a finding that the current cost of equity is within a range of 10.00 percent to 11.00 percent and rates should be established based on the 10.50 percent midpoint of the equity range. The overall return recommended was 8.44 percent assuming the midpoint for the equity portion of the return. The Chief Hearing Examiner also recommended that new higher depreciation rates be implemented concurrent with the effective date of new base rates on November 12, 2002, a recommendation that was contrary to the VA Staff proposal that such rates be implemented on January 1, 2002. The Company agrees with the Chief Hearing Examiner on the effective date of the new depreciation rates. In addition, the Chief Hearing Examiner recommended approval of a VA Staff-proposed adjustment that reduces the net rate base upon which the Company is allowed to earn a rate of return by $42 million, an amount representing the difference between the accumulated reserve for depreciation recorded on the books of the Company and the theoretical reserve that was derived as part of the review of the Company’s depreciation rates. This recommended adjustment reduced the Chief Hearing Examiner’s determination of the Company’s annual revenue requirement by approximately $5.8 million based on the Hearing Examiner’s recommended overall rate of return of 8.44 percent. The Chief Hearing Examiner’s recommendation permits continued “recovery of” this investment in rate base (i.e. the accumulated depreciation reserve deficiency) over the 32-year remaining life of assets currently in service.

     Although this VA Staff proposal related to the accumulated depreciation reserve was included in the Chief Hearing Examiner’s recommendations, the Company disagrees with this position. The Company believes that it is reasonably possible that the recommendation of the Chief Hearing Examiner related to the accumulated depreciation reserve deficiency will be rejected by the SCC of VA because, among other reasons, it is unsupported by case-record evidence and is inaccurate in both theory and in principle. Accordingly, at the present time, based on existing information, the Company does not intend to record a refund liability at September 30, 2003 for the impact of this issue on revenues collected subject to refund since November 12, 2002.

     On October 14, 2003, the Company filed the Response of Washington Gas Light Company and the Shenandoah Gas Division to the Report of the Chief Hearing Examiner, objecting to the recommended rate base reduction related to the accumulated depreciation reserve deficiency and commenting on other issues. Similarly, on the same date, the VA Staff filed a response with the SCC of VA expressing its opposition to certain matters in the Report of the Chief Hearing Examiner, most notably the implementation date for new depreciation rates. The VA Staff’s response continues to support its view that the Chief Hearing Examiner should have ruled that higher depreciation rates should be applied retroactively, beginning January 1, 2002. The Company believes that it is reasonably possible that the SCC of VA will uphold the ruling of the Chief Hearing Examiner on this issue regarding the effective date of implementing new depreciation rates.

     Washington Gas reflected increased revenues and higher depreciation expense for the impact of the revised depreciation rates in its customer billings effective November 12, 2002, and in its financial statements for all periods thereafter. If the SCC of VA should support the VA Staff’s position on this issue, Washington Gas would record a charge for additional depreciation expense calculated from January 1, 2002 to November 12, 2002, without a corresponding increase in revenue. The additional expense would be approximately $3.4 million (before income taxes). An order from the SCC of VA is expected later in 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)

Date	October 16, 2003	/s/ Mark P. O’Flynn

Mark P. O’Flynn Controller (Principal Accounting Officer)